Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Greg H. Guettler
President
(651) 687-9999

Hypertension Diagnostics Commences Warrant Offering:
Reduces Exercise Price of Class A, Class B Warrant,
Extends Expiration Date of Class A Warrant

ST. PAUL, MN — June 6, 2002 — Hypertension Diagnostics, Inc., (Nasdaq SmallCap: HDII) announced today that it has commenced its offering of up to 2,356,073 Redeemable Class B Warrants (the “Class B Warrants”) (Nasdaq SmallCap: HDIIZ) to the holders of its Redeemable Class A Warrants issued in connection with its initial public offering (the “Class A Warrants”) (Nasdaq SmallCap: HDIIW). The offering period begins June 6, 2002 and expires at 5:00 p.m. Central Time, August 7, 2002. Holders of the Company’s outstanding Class A Warrants who properly exercise a Class A Warrant during the offering period will be issued one Class B Warrant for each Class A Warrant exercised. If all of the Class A Warrant holders exercised their Class A Warrants during the offering period, the Company would receive approximately $4.2 million in net proceeds.

     In connection with this offering, the Company has extended the expiration date of the Class A Warrant from July 22, 2002 to August 7, 2002 and reduced the exercise price of the Class A Warrant from $5.15 to $1.80 per share of Common Stock issuable upon exercise of the Class A Warrant. The reduction in exercise price is in effect as of June 6, 2002 and will continue until the expiration of the Class A Warrant on August 7, 2002.

     The Company has also reduced the exercise price of the Class B Warrant from $5.85 to $2.00 per share of Common Stock issuable upon exercise of the Class B Warrant. The reduction in exercise price is in effect as of June 6, 2002 and will continue until the expiration of the Class B Warrant on January 23, 2006.

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Page 2, Hypertension Diagnostics, Inc.
June 6, 2002

For a copy of the prospectus please contact:

Hypertension Diagnostics, Inc.
2915 Waters Road, Suite 108
Eagan, Minnesota 55121-1562
(651) 687-9999
Attention: James S. Murphy

     A registration statement relating to this offering was declared effective by the U.S. Securities and Exchange Commission on June 6, 2002. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2001 Annual Report on Form 10-KSB under the caption “Risk Factors,” as well as others not now anticipated.

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CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave , PulseWave and CVProfile are
trademarks of Hypertension Diagnostics, Inc. All rights reserved.

Website: www.hdii.com

Investor Relations:	Messrs. Jens Dalsgaard and Tony Altavilla
Managing Directors
Redwood Consultants, LLC
Mill Valley, CA 94941
415-380-0500